[TRANSLATION]	Exhibit 4.37

PERSONAL AND CONFIDENTIAL

Montreal, December 23, 2024

Philippe Dubuc

Senior Vice-President and Chief Financial Officer

Theratechnologies Inc.

RE: Amendment to your Employment Agreement – Long-Term Incentive Compensation Value

Dear Philippe:

I am pleased to inform you that, as part of the annual review of the total annual compensation paid to executive officers, including the long-term incentive compensation plan (“LTIP”), of Theratechnologies Inc. (the “Company”), the Board of Directors of the Company agreed that the total value allocated to your LTIP for fiscal 2025 amounted to US$440,000 (the “LTIP Value”).

The Board of Directors of the Company is currently finalizing the terms and conditions of the LTIP for fiscal 2025.

Given the current context, including the prohibition to grant stock options and other similar securities, the Company offers to pay you the LTIP Value (US$440,000) through a one-time lump sum cash payment, less applicable tax deductions, on the closing date (the “Payment Date”) of a “Material Transaction” (as defined in Schedule “A” to this letter); provided, however, that the Company has not finalized the terms and conditions of the LTIP for fiscal 2025 and has not provided you with a similar or superior LTIP Value prior to the closing date of a Material Transaction.

On the Payment Date, the LTIP Value will be paid and converted into Canadian denominated dollars based on the average daily exchange rate of the Canadian dollar against the US dollar for the five business days preceding the Payment Date times the LTIP Value. The Canadian daily exchange rate used to convert the LTIP Value into Canadian will be the exchange rate published as at the close of business on the Bank of Canada’s website.

In order to be entitled to the payment of the LTIP Value, each of the following conditions shall be met on the Payment Date:

(i)	A Material Transaction must have closed;
(ii)	You shall be employed by the Company; and

(iii)	The Company will not have been in a position to grant you a similar or superior LTIP Value as part of its LTIP.

For the purposes of this letter, the closing of a Material Transaction shall be deemed to have occurred when all of the material conditions giving effect to a Material Transaction shall have been met to give effect to an Acquisition, a Combination, an Insurrection or an Asset Disposition.

For greater certainty, the filing of documents with regulatory authorities forming part of customary “post-closing” items shall not be taken into consideration to determine whether the closing date of an Acquisition, a Combination, an Insurrection or an Asset Disposition has occurred. Conversely, any authorization from a regulatory authority or a court that is necessary in order to give effect to an Acquisition, a Combination, an Insurrection or an Asset Disposition shall be taken into consideration in the determination of the occurrence, or not, of the closing date of a Material Transaction.

Please countersign this letter in the space provided for that matter to confirm your acceptance of the enclosed terms and conditions amending the terms of your employment agreement and return it to my attention at your earliest convenience. None of those terms and conditions will be effective until I receive this letter countersigned by you.

Yours truly,

/s/ Paul Lévesque
Paul Lévesque
President and CEO

Read and agreed to in Montreal, Québec, this 28 day of December 2024.

/s/ Philippe Dubuc
Philippe Dubuc

SCHEDULE “A”

A Material Transaction shall be an Acquisition, a Combination, an Insurrection or an Asset Disposition, as those terms are defined below:

(a)

a transaction (other than a transaction referred to in paragraph (b) below), regardless of its structure (an “Acquisition”), pursuant to which one or more persons acting jointly or in concert (within the meaning of National Instrument 62-104 Take-Over Bids and Issuer Bids, as in effect from time to time) acquire, directly or indirectly, beneficial ownership of or control over securities of the Company representing 40% or more of the voting rights attached to all voting securities for the election of directors of the Company then outstanding; or

(b)

the closing of an amalgamation, arrangement, compromise, consolidation, reorganization or other transaction or series of transactions of similar nature involving, directly or indirectly, the Company (a “Combination”) which results in either: (i) the shareholders of the Company immediately prior to such Combination no longer holding, directly or indirectly, after the Combination, more than 60% of the voting rights attached to all voting securities for the purposes of electing directors of the entity resulting from the Combination (or, if the Company becomes a subsidiary, of the ultimate parent entity of such subsidiary); or (ii) the board of directors of the entity resulting from the Combination (or, if the Company becomes a subsidiary, of its ultimate parent entity) is no longer comprised of a majority of the directors who sat on the board of directors of the Company immediately prior to the Combination; or

(c)

a change in the composition of the board of directors of the Company occurring, without the approval by a majority vote of the directors comprising the board of directors of the Company prior to such change, during a shareholders’ meeting or pursuant to a resolution passed by the shareholders of the Company, and which results in the board of directors of the Company no longer being comprised of a majority of the directors of the Company who sat as directors immediately prior to such meeting or resolution (other than a change resulting from the solicitation of proxies by the management of the Company or related to the death, resignation or inability of one or more directors to act as such) (an “Insurrection”); An Insurrection will be deemed to have occurred if the Company enters into a cooperation agreement, a settlement agreement or any other agreement of like-nature with one or more activist shareholders providing for a change in the composition of the board of directors of the Company which will result in the board of directors of the Company no longer being comprised of a majority of the directors of the Company who sat as directors immediately prior to the date of the entering into of such agreement; or

(d)

the closing of the sale, exchange, lease, assignment, liquidation, grant of an exclusive license, or any other form of disposition of assets of the Company, to a party that is not an affiliate of the Company (within the meaning of the Business Corporations Act (Québec)), representing substantially all of the assets of the Company (an “Asset Disposition”);

For the purposes of the definition of Material Transaction, in order to determine on any given date the percentage of voting securities held by any person (including persons acting jointly or in concert with such person) relative to the number of issued and outstanding voting securities of the Company, such person (including persons acting jointly or in concert with such person) shall be deemed to hold and own all of the voting securities of the Company that such person (and persons acting jointly or in concert) may acquire within 60 days from such given date through the exercise, exchange, conversion of other securities or through other rights or obligations permitting or requiring such person (or persons acting jointly or in concert), whether or not on conditions, to acquire, through a single or series of linked transactions, voting securities of the Company as if such exercise, exchange, conversion or other rights or obligations had been exercised. For the purpose of determining the number of issued and outstanding voting securities of the Company under this definition at any given time, the number of issued and outstanding voting securities of the Company shall be increased by the number of voting securities such person (including persons acting jointly or in concert with such person) may acquire within such 60-day period as contemplated in the preceding sentence.

The Company will be deemed to have entered into an Asset Disposition if such Asset Disposition represents more than 75% of the value of its assets calculated as at the date of the last financial year preceding such Asset Disposition, or if the assets disposed of under such Asset Disposition represent more than 75% of the revenues generated by the Company during the last financial year preceding such Asset Disposition.